Exhibit 8

MAYER, BROWN, ROWE & MAW
190 South La Salle Street Chicago, Illinois 60603-3441
main telephone (312) 782-0600 main fax (312) 701-7711

April 23, 2003

Banc of America Securities LLC	Incapital LLC
A.G. Edwards & Sons, Inc.	Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.	Citigroup Global Markets Inc.
Edward D. Jones & Co., L.P.	McDonald Investments Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Morgan Stanley & Co. Incorporated
Prudential Securities Incorporated	RBC Dain Rauscher Inc.
UBS Paine Webber Inc	U.S. Bancorp Piper Jaffray Inc.
Wachovia Securities, Inc.

c/o Banc of America Securities LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

and

Incapital LLC
One North LaSalle Street
Suite 3500
Chicago, Illinois 60602

Re:	Sears Roebuck Acceptance Corp. Issuance of an Aggregate of up to $3,000,000,000 in Principal Amount of Sears Roebuck Acceptance Corp. InterNotes®

Ladies and Gentlemen:

We have acted as special tax counsel to Sears Roebuck Acceptance Corp., a Delaware corporation ("SRAC"), in connection with the issuance by SRAC of up to $3,000,000,000 in aggregate principal amount of SRAC's InterNotes® (the "Notes") as described in the Prospectus Supplement dated April 23, 2003 (the "Prospectus Supplement") to the Prospectus dated April 23, 2003 (the "Prospectus"). This opinion is being delivered pursuant to Section II(a)(2) of the Selling Agent Agreement, by and among SRAC, Sears, Roebuck and Co., and the Agents named therein, dated April 23, 2003, (the "Agreement").

In preparing our opinion, we have reviewed the Prospectus, the Prospectus Supplement, the Agreement, and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public

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Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

Mayer, Brown, Rowe & Maw

April 23, 2003

administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

Subject to the foregoing, it is our opinion that the discussion included in the Prospectus Supplement entitled "Material United States Federal Tax Considerations" (the "Discussion") is a fair and accurate description of the material United States federal income tax consequences of purchasing, owning and disposing of the Notes, subject to the conditions, limitations and assumptions described therein.

The Discussion does not cover all aspects of United States federal income taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax-deferred accounts, and other tax-exempt entities) may be subject to special rules.

Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes as included in the Prospectus, Prospectus Supplement or Agreement change, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Prospectus Supplement or Agreement.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

This opinion is furnished by us as tax counsel to SRAC to you and is solely for your benefit. This opinion may not be relied upon by any other person without our prior written consent. BNY Midwest Trust Company, as Trustee, may rely on this opinion as if it were addressed to them.

13009708 02043067

We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in the Prospectus Supplement. We also consent to the filing of our opinion as part of SRAC's current report on Form 8-K dated on or about April 23, 2003.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw
Mayer, Brown, Rowe & Maw